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                                  EXHIBIT 99.31


Diodes Incorporated
FOR IMMEDIATE RELEASE

Diodes Incorporated Among Fastest-Growing Technology Companies in Deloitte & Touche Fast 50 Program

Westlake Village, California, August 3, 2001 -- Diodes Incorporated (Nasdaq:
DIOD), announced today that it has been named to Deloitte & Touche's prestigious "Los Angeles Technology Fast 50" program.

The Fast 50 is a regional ranking of the fastest-growing technology companies in 22 regions of the United States and Canada. Selection for the Fast 50 is based on a company's percentage of growth in revenues over the five-year period 1996-2000. To be considered, a company must show that it had 1996 operating revenues of at least $50,000 and 2000 operating revenues of at least $1 million.

Diodes Incorporated is a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, industrial, consumer electronics and automotive industries. Diodes' customers include leading OEM's such as Intel, Microsoft, Scientific Atlanta, Motorola, Delphi and Bose, as well as tier-one global distributors such as Arrow, Avnet and Future.

"We are delighted to be included in the Deloitte & Touche Fast 50," said C.H. Chen, President and CEO of Diodes Incorporated. "It is an honor to be named among this prestigious group of noteworthy companies in Southern California and is an affirmation of our commitment to establish Diodes as a truly world-class competitor in the discrete semiconductor industry."

Gary Dickey, Technology & Communications Partner at Deloitte & Touche, commented, "The Fast 50 recognizes and honors the fastest growing regional technology companies whose leaders have the vision and determination to deliver exemplary performance in an increasingly competitive high tech marketplace. Diodes, Inc. has proved that it is one such company and we at Deloitte & Touche salute its accomplishments."

Winners of the 22 regional Fast 50 programs in the United States are automatically entered in the Deloitte & Touche Technology Fast 500 program, which ranks the nation's top 500 fastest growing technology companies. For more information on the Deloitte & Touche Fast 50 or Fast 500 programs, visit the web site at www.us.deloitte.com.

About Diodes Incorporated

Diodes, Inc. (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates two Far East subsidiaries, Diodes-China (QS-9000 & ISO-14001 certified) in Shanghai and Diodes-Taiwan (ISO-9000 certified) in Taipei. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. The Company's newly acquired 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated



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CONTACT: Crocker Coulson, Partner, Coffin Communications Group; (818) 789-0100
e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes, Inc.; (805) 446-4800

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.


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